                              UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                              SCHEDULE 13G/A


                Under the Securities Exchange Act of 1934
                           (Amendment No. 10)*

                          X-RITE, INCORPORATED
            ------------------------------------------------
                            (Name of Issuer)

                 Common Stock, Par Value $.10 Per Share
            ------------------------------------------------
                     (Title of Class of Securities)

                                983857103
                 --------------------------------------
                             (CUSIP Number)


Check the following box if a fee is being paid with this statement (square box, not checked, inserted here). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in
Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



Pursuant to Item 101(a)(2) of Regulation S-T, the following Schedule 13G, which was originally filed in paper format, is being restated in its entirety, INCLUDING THE ORIGINAL PAGE NUMBERS.




                     (Continued on following page(s))


                                 1 of 31

                   SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                               SCHEDULE 13G


                Under the Securities Exchange Act of 1934
                            (Amendment No.  )*

                          X-RITE, INCORPORATED
            ------------------------------------------------
                            (Name of Issuer)

                 Common Stock Par Value $.10 Per Share
            ------------------------------------------------
                     (Title of Class of Securities)

                                983857103
                 --------------------------------------
                             (CUSIP Number)


Check the following box if a fee is being paid with this statement (square box, checked, inserted here). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                     (Continued on following page(s))

                            Page 1 of 20 pages









                                 2 of 31

CUSIP NO. 983857103                 13G                  Page 2 of 20 Pages



1.  NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Leonard C. Blanding
      ###-##-####


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (Box B is checked)


3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION
      United States


                 5.  SOLE VOTING POWER
  NUMBER OF            190,000
   SHARES
BENEFICIALLY     6.  SHARED VOTING POWER
  OWNED BY             -0-
    EACH
  REPORTING      7.  SOLE DISPOSITIVE POWER
   PERSON              190,000
    WITH
                 8.  SHARED DISPOSITIVE POWER
                       -0-


9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      190,000


10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* (No box is checked)


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      7.3%


12. TYPE OF REPORTING PERSON*
      IN


                  *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 3 of 31

CUSIP NO. 983857103                 13G                  Page 3 of 20 Pages



1.  NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Lawrence E. Fleming
      ###-##-####


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (Box B is checked)


3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION
      United States


                 5.  SOLE VOTING POWER
  NUMBER OF            225,000
   SHARES
BENEFICIALLY     6.  SHARED VOTING POWER
  OWNED BY             -0-
    EACH
  REPORTING      7.  SOLE DISPOSITIVE POWER
   PERSON              -0-
    WITH
                 8.  SHARED DISPOSITIVE POWER
                       225,000


9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      225,000


10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* (No box is checked)


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      8.7%


12. TYPE OF REPORTING PERSON*
      IN


                  *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 4 of 31

CUSIP NO. 983857103                 13G                  Page 4 of 20 Pages



1.  NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      David W. Hoyle
      ###-##-####


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (Box B is checked)


3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION
      United States


                 5.  SOLE VOTING POWER
  NUMBER OF            210,000
   SHARES
BENEFICIALLY     6.  SHARED VOTING POWER
  OWNED BY             -0-
    EACH
  REPORTING      7.  SOLE DISPOSITIVE POWER
   PERSON              210,000
    WITH
                 8.  SHARED DISPOSITIVE POWER
                       -0-


9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      210,000


10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* (No box is checked)


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      8.1%


12. TYPE OF REPORTING PERSON*
      IN


                  *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 5 of 31

CUSIP NO. 983857103                 13G                  Page 5 of 20 Pages



1.  NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Rufus S. Teesdale
      ###-##-####


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (Box B is checked)


3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION
      United States


                 5.  SOLE VOTING POWER
  NUMBER OF            230,000
   SHARES
BENEFICIALLY     6.  SHARED VOTING POWER
  OWNED BY             -0-
    EACH
  REPORTING      7.  SOLE DISPOSITIVE POWER
   PERSON              230,000
    WITH
                 8.  SHARED DISPOSITIVE POWER
                       -0-


9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      230,000


10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* (No box is checked)


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      8.9%


12. TYPE OF REPORTING PERSON*
      IN


                  *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 6 of 31

CUSIP NO. 983857103                 13G                  Page 6 of 20 Pages



1.  NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      D. Ted Thompson
      ###-##-####


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (Box B is checked)


3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION
      United States


                 5.  SOLE VOTING POWER
  NUMBER OF            232,150
   SHARES
BENEFICIALLY     6.  SHARED VOTING POWER
  OWNED BY             -0-
    EACH
  REPORTING      7.  SOLE DISPOSITIVE POWER
   PERSON              232,150
    WITH
                 8.  SHARED DISPOSITIVE POWER
                       -0-


9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      232,150


10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* (No box is checked)


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      8.9%


12. TYPE OF REPORTING PERSON*
      IN


                  *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 7 of 31

CUSIP NO. 983857103                 13G                  Page 7 of 20 Pages



1.  NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Charles VanNamen
      ###-##-####


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (Box B is checked)


3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION
      United States


                 5.  SOLE VOTING POWER
  NUMBER OF            164,000
   SHARES
BENEFICIALLY     6.  SHARED VOTING POWER
  OWNED BY             -0-
    EACH
  REPORTING      7.  SOLE DISPOSITIVE POWER
   PERSON              164,000
    WITH
                 8.  SHARED DISPOSITIVE POWER
                       -0-


9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      164,000


10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* (No box is checked)


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      6.3%


12. TYPE OF REPORTING PERSON*
      IN


                  *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 8 of 31

CUSIP NO. 983857103                 13G                  Page 8 of 20 Pages



1.  NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Quinten E. Ward
      ###-##-####


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (Box B is checked)


3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION
      United States


                 5.  SOLE VOTING POWER
  NUMBER OF            225,000
   SHARES
BENEFICIALLY     6.  SHARED VOTING POWER
  OWNED BY             -0-
    EACH
  REPORTING      7.  SOLE DISPOSITIVE POWER
   PERSON              225,000
    WITH
                 8.  SHARED DISPOSITIVE POWER
                       -0-


9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      225,000


10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* (No box is checked)


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      8.7%


12. TYPE OF REPORTING PERSON*
      IN


                  *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 9 of 31

ITEM 1(a)  NAME OF ISSUER:
             X-Rite, Incorporated

ITEM 1(b)  ADDRESS OF ISSUER S PRINCIPAL EXECUTIVE OFFICES:
             3100 44th St., S.W.
             Grandville, Michigan 49418

ITEM 2(a)  NAME OF PERSONS FILING:
             Leonard C. Blanding
             Lawrence E. Fleming
             David W. Hoyle
             Rufus S. Teesdale
             D. Ted Thompson
             Charles VanNamen
             Quinten E. Ward

ITEM 2(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:
             Leonard C. Blanding:     6600 Tanglewood, S.E.
                                      Grand Rapids, MI 49506

             Lawrence E. Fleming:     6200 Hall St., S.E.
                                      Grand Rapids, MI 49506

             David W. Hoyle:          501 Honeycreek, N.E.
                                      Ada, MI 49301

             Rufus S. Teesdale:       22W754 Sycamore
                                      Glen Ellyn, IL 60137

             D. Ted Thompson:         3100 44th Street, S.W.
                                      Grandville, MI 49418

             Charles VanNamen:        6922 Kitson
                                      Rockford, MI 49341

             Quinten E. Ward:         858 Tierra Court, S.E.
                                      Grand Rapids, MI 49508

ITEM 2(c)  CITIZENSHIP:
             United States of America

ITEM 2(d)  TITLE OF SECURITIES:
             Common Stock, Par Value $.10

ITEM 2(e)  CUSIP NUMBER:
             983857103

ITEM 3

                                 10 of 31

ITEM 4    OWNERSHIP:

          Leonard C. Blanding

            (a) Amount Beneficially Owned: 190,000

            (b) Percent of Class: 7.3%

            (c) Number of Shares as to which such person has:

                (i)   sole power to vote or direct the vote:
                        190,000

                (ii)  shares power to vote or direct the vote:
                        -0-

                (iii) sole power to dispose or to direct the
                      disposition of:
                        190,000

                (iv) shared power to dispose or to direct the disposition of:
                        -0-


          Lawrence E. Fleming

            (a) Amount Beneficially Owned: 225,000

            (b) Percent of Class: 8.7%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or direct the vote:
                        225,000

                (ii)  shares power to vote or direct the vote:
                        -0-

                (iii) sole power to dispose or to direct the
                      disposition of:
                        225,000

                (iv) shared power to dispose or to direct the disposition of:
                        -0-

                                 11 of 31

          David W. Hoyle

            (a) Amount Beneficially Owned: 210,000

            (b) Percent of Class: 8.1%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or direct the vote:
                        210,000

                (ii)  shares power to vote or direct the vote:
                        -0-

                (iii) sole power to dispose or to direct the
                      disposition of:
                        210,000

                (iv) shared power to dispose or to direct the disposition of:
                        -0-


          Rufus S. Teesdale

            (a) Amount Beneficially Owned: 230,000

            (b) Percent of Class: 8.9%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or direct the vote:
                        230,000

                (ii)  shares power to vote or direct the vote:
                        -0-

                (iii) sole power to dispose or to direct the
                      disposition of:
                        230,000

                (iv) shared power to dispose or to direct the disposition of:
                        -0-

                                 12 of 31

           D. Ted Thompson

            (a) Amount Beneficially Owned: 232,150

            (b) Percent of Class: 8.9%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or direct the vote:
                        232,150

                (ii)  shares power to vote or direct the vote:
                        -0-

                (iii) sole power to dispose or to direct the
                      disposition of:
                        232,150

                (iv) shared power to dispose or to direct the disposition of:
                        -0-


          Charles VanNamen

            (a) Amount Beneficially Owned: 164,000

            (b) Percent of Class: 6.3%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or direct the vote:
                        164,000

                (ii)  shares power to vote or direct the vote:
                        -0-

                (iii) sole power to dispose or to direct the
                      disposition of:
                        164,000

                (iv) shared power to dispose or to direct the disposition of:
                        -0-

                                 13 of 31

           Quinten E. Ward

            (a) Amount Beneficially Owned: 225,000

            (b) Percent of Class: 8.7%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or direct the vote:
                        225,000

                (ii)  shares power to vote or direct the vote:
                        -0-

                (iii) sole power to dispose or to direct the
                      disposition of:
                        225,000

                (iv) shared power to dispose or to direct the disposition of:
                        -0-



ITEM 5     OWNERSHIP OF 5% OR LESS OF A CLASS:
             Not applicable.

ITEM 6     OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER:
             Not applicable.

ITEM 7     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
           WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
           PARENT HOLDING COMPANY:
             Not Applicable.

ITEM 8     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
             Not Applicable.

ITEM 9     NOTICE OF DISSOLUTION:
             Not Applicable.

ITEM 10    CERTIFICATION:
             Not Applicable

                                 14 of 31

SIGNATURE:

           After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: 18 Oct. 1987
      --------------


                           /s/ Leonard C. Blanding
                          ----------------------------------------------
                          Leonard C. Blanding


                          ----------------------------------------------
                          Lawrence E. Fleming


                          ----------------------------------------------
                          David W. Hoyle


                          ----------------------------------------------
                          Rufus S. Teesdale


                          ----------------------------------------------
                          D. Ted Thompson


                          ----------------------------------------------
                          Charles VanNamen


                          ----------------------------------------------
                          Quinten E. Ward

                                 15 of 31

SIGNATURE:

           After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: Oct. 19, 1987
      ---------------


                          ----------------------------------------------
                          Leonard C. Blanding

                           /s/ Lawrence E. Fleming
                          ----------------------------------------------
                          Lawrence E. Fleming


                          ----------------------------------------------
                          David W. Hoyle


                          ----------------------------------------------
                          Rufus S. Teesdale


                          ----------------------------------------------
                          D. Ted Thompson


                          ----------------------------------------------
                          Charles VanNamen


                          ----------------------------------------------
                          Quinten E. Ward

                                 16 of 31

SIGNATURE:

           After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: Oct. 17, 1987
      ---------------


                          ----------------------------------------------
                          Leonard C. Blanding


                          ----------------------------------------------
                          Lawrence E. Fleming

                           /s/ David W. Hoyle
                          ----------------------------------------------
                          David W. Hoyle


                          ----------------------------------------------
                          Rufus S. Teesdale


                          ----------------------------------------------
                          D. Ted Thompson


                          ----------------------------------------------
                          Charles VanNamen


                          ----------------------------------------------
                          Quinten E. Ward

                                 17 of 31

SIGNATURE:

           After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: October 20, 1987
      ------------------


                          ----------------------------------------------
                          Leonard C. Blanding


                          ----------------------------------------------
                          Lawrence E. Fleming


                          ----------------------------------------------
                          David W. Hoyle

                           /s/ Rufus S. Teesdale
                          ----------------------------------------------
                          Rufus S. Teesdale


                          ----------------------------------------------
                          D. Ted Thompson


                          ----------------------------------------------
                          Charles VanNamen


                          ----------------------------------------------
                          Quinten E. Ward

                                 18 of 31

SIGNATURE:

           After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: 10-19-87
      ----------


                          ----------------------------------------------
                          Leonard C. Blanding


                          ----------------------------------------------
                          Lawrence E. Fleming


                          ----------------------------------------------
                          David W. Hoyle


                          ----------------------------------------------
                          Rufus S. Teesdale

                           /s/ D. Ted Thompson
                          ----------------------------------------------
                          D. Ted Thompson


                          ----------------------------------------------
                          Charles VanNamen


                          ----------------------------------------------
                          Quinten E. Ward

                                 19 of 31

SIGNATURE:

           After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: 19 October 1987
      -----------------


                          ----------------------------------------------
                          Leonard C. Blanding


                          ----------------------------------------------
                          Lawrence E. Fleming


                          ----------------------------------------------
                          David W. Hoyle


                          ----------------------------------------------
                          Rufus S. Teesdale


                          ----------------------------------------------
                          D. Ted Thompson

                           /s/ Charles VanNamen
                          ----------------------------------------------
                          Charles VanNamen


                          ----------------------------------------------
                          Quinten E. Ward

                                 20 of 31

SIGNATURE:

           After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: Oct 19, 1987
      --------------


                          ----------------------------------------------
                          Leonard C. Blanding


                          ----------------------------------------------
                          Lawrence E. Fleming


                          ----------------------------------------------
                          David W. Hoyle


                          ----------------------------------------------
                          Rufus S. Teesdale


                          ----------------------------------------------
                          D. Ted Thompson


                          ----------------------------------------------
                          Charles VanNamen

                           /s/ Quinten E. Ward
                          ----------------------------------------------
                          Quinten E. Ward

                                 21 of 31

The following is Amendment No. 10 to the previously restated Schedule 13G.


CUSIP NO. 983857103                 13G                 Page 22 of 31 Pages



1.  NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Leonard C. Blanding
      ###-##-####


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (Box B is checked)


3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America


                 5.  SOLE VOTING POWER
  NUMBER OF            1,130,943
   SHARES
BENEFICIALLY     6.  SHARED VOTING POWER
  OWNED BY             -0-
    EACH
  REPORTING      7.  SOLE DISPOSITIVE POWER
   PERSON              1,130,943
    WITH
                 8.  SHARED DISPOSITIVE POWER
                       -0-


9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,150,943


10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
      X


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      5.5%


12. TYPE OF REPORTING PERSON*
      IN


                  *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                 22 of 31

CUSIP NO. 983857103                 13G                 Page 23 of 31 Pages



1.  NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Lawrence E. Fleming
      ###-##-####


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (Box B is checked)


3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America


                 5.  SOLE VOTING POWER
  NUMBER OF            1,620,000
   SHARES
BENEFICIALLY     6.  SHARED VOTING POWER
  OWNED BY             -0-
    EACH
  REPORTING      7.  SOLE DISPOSITIVE POWER
   PERSON              1,620,000
    WITH
                 8.  SHARED DISPOSITIVE POWER
                       -0-


9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,640,000


10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
      X


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      7.8%


12. TYPE OF REPORTING PERSON*
      IN


                  *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 23 of 31

CUSIP NO. 983857103                 13G                 Page 24 of 31 Pages



1.  NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Rufus S. Teesdale
      ###-##-####


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (Box B is checked)


3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America


                 5.  SOLE VOTING POWER
  NUMBER OF            1,528,834
   SHARES
BENEFICIALLY     6.  SHARED VOTING POWER
  OWNED BY             -0-
    EACH
  REPORTING      7.  SOLE DISPOSITIVE POWER
   PERSON              1,528,834
    WITH
                 8.  SHARED DISPOSITIVE POWER
                       -0-


9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,548,834


10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
      X


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      7.4%


12. TYPE OF REPORTING PERSON*
      IN


                  *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 24 of 31

CUSIP NO. 983857103                 13G                 Page 25 of 31 Pages



1.  NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      D. Ted Thompson
      ###-##-####


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (Box B is checked)


3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America


                 5.  SOLE VOTING POWER
  NUMBER OF            1,378,300
   SHARES
BENEFICIALLY     6.  SHARED VOTING POWER
  OWNED BY             -0-
    EACH
  REPORTING      7.  SOLE DISPOSITIVE POWER
   PERSON              1,378,300
    WITH
                 8.  SHARED DISPOSITIVE POWER
                       -0-


9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,438,300


10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
      X


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      6.8%


12. TYPE OF REPORTING PERSON*
      IN


                  *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 25 of 31

CUSIP NO. 983857103                 13G                 Page 26 of 31 Pages



1.  NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Quinten E. Ward
      ###-##-####


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (Box B is checked)


3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America


                 5.  SOLE VOTING POWER
  NUMBER OF            -0-
   SHARES
BENEFICIALLY     6.  SHARED VOTING POWER
  OWNED BY             1,184,000
    EACH
  REPORTING      7.  SOLE DISPOSITIVE POWER
   PERSON              -0-
    WITH
                 8.  SHARED DISPOSITIVE POWER
                       1,184,000


9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,204,000


10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
      X


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      5.7%


12. TYPE OF REPORTING PERSON*
      IN


                  *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 26 of 31

CUSIP NO. 983857103                 13G                 Page 27 of 31 Pages



ITEM 1(a)  NAME OF ISSUER:
             X-Rite, Incorporated


ITEM 1(b)  ADDRESS OF ISSUER S PRINCIPAL EXECUTIVE OFFICES:
             3100 44th St., S.W.
             Grandville, MI 49418


ITEM 2(a)  NAME OF PERSONS FILING:
             Leonard C. Blanding
             Lawrence E. Fleming
             Rufus S. Teesdale
             D. Ted Thompson
             Quinten E. Ward


ITEM 2(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

             Leonard C. Blanding:     6600 Tanglewood, S.E.
                                      Grand Rapids, MI 49546

             Lawrence E. Fleming:     6200 Hall St., S.E.
                                      Grand Rapids, MI 49546

             Rufus S. Teesdale:       3152 E. Gatehouse Dr., S.E.
                                      Grand Rapids, MI 49546

             D. Ted Thompson:         3100 44th St., S.W.
                                      Grandville, MI 49418

             Quinten E. Ward:         2251 N. Rampart Blvd., Suite 102
                                      Las Vegas, NV 89128


ITEM 2(c)  CITIZENSHIP:
             United States of America


ITEM 2(d)  TITLE OF SECURITIES:
             Common Stock, Par Value $.10


ITEM 2(e)  CUSIP NUMBER:
             983857103


ITEM 3


                                 27 of 31

CUSIP NO. 983857103                 13G                 Page 28 of 31 Pages


ITEM 4    OWNERSHIP:

          Leonard C. Blanding

            (a) Amount Beneficially Owned: 1,150,943

            (b) Percent of Class: 5.5%

            (c) Number of Shares as to which such person has:

                (i)   sole power to vote or direct the vote:
                        1,130,943
                (ii)  shares power to vote or direct the vote:
                        -0-
                (iii) sole power to dispose or to direct the
                      disposition of:
                        1,130,943
                (iv) shared power to dispose or to direct the disposition of:
                        -0-

          Note: The foregoing totals include options for 20,000 shares exercisable within 60 days, but do not include 317,380 shares held by a Trust for which Mr. Blanding's wife serves as Trustee, and as to which Mr. Blanding disclaims beneficial ownership.


          Lawrence E. Fleming

            (a) Amount Beneficially Owned: 1,640,000

            (b) Percent of Class: 7.8%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or direct the vote:
                        1,620,000
                (ii)  shares power to vote or direct the vote:
                        -0-
                (iii) sole power to dispose or to direct the
                      disposition of:
                        1,620,000
                (iv) shared power to dispose or to direct the disposition of:
                        -0-

          Note: The foregoing total includes options for 20,000 shares exercisable within 60 days.



                                 28 of 31

CUSIP NO. 983857103                 13G                 Page 29 of 31 Pages


          Rufus S. Teesdale

            (a) Amount Beneficially Owned: 1,548,834

            (b) Percent of Class: 7.4%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or direct the vote:
                        1,528,834
                (ii)  shares power to vote or direct the vote:
                        -0-
                (iii) sole power to dispose or to direct the
                      disposition of:
                        1,528,834
                (iv) shared power to dispose or to direct the disposition of:
                        -0-

           Note: The foregoing total includes options for 20,000 shares exercisable within 60 days.


           D. Ted Thompson

            (a) Amount Beneficially Owned: 1,438,300

            (b) Percent of Class: 6.8%

            (c) Number of Shares as to which such person has:

                (i)   sole power to vote or direct the vote:
                        1,378,300
                (ii)  shares power to vote or direct the vote:
                        -0-
                (iii) sole power to dispose or to direct the
                      disposition of:
                        1,378,300
                (iv) shared power to dispose or to direct the disposition of:
                        -0-

          Note: The foregoing totals include options for 60,000 shares exercisable within 60 days, but do not include 160,000 shares held by a Trust for which Mr. Thompson's wife serves as Trustee, and as to which Mr. Thompson disclaims beneficial ownership.





                                 29 of 31

CUSIP NO. 983857103                 13G                 Page 30 of 31 Pages


           Quinten E. Ward

            (a) Amount Beneficially Owned: 1,204,000

            (b) Percent of Class: 5.7%

            (c) Number of Shares as to which such person has:

                (i)   sole power to vote or direct the vote:
                        -0-
                (ii)  shares power to vote or direct the vote:
                        1,184,000
                (iii) sole power to dispose or to direct the
                      disposition of:
                        -0-
                (iv)  shared power to dispose or to direct the
                      disposition of:
                        1,184,000

          Note: The foregoing totals include options for 20,000 shares exercisable within 60 days, but do not include 183,000 shares held by Mr. Ward's wife, as to which Mr. Ward disclaims beneficial ownership.


ITEM 5     OWNERSHIP OF 5% OR LESS OF A CLASS:
             Not applicable.

ITEM 6     OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER:
             Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY PARENT HOLDING
           COMPANY:
             Not Applicable.

ITEM 8     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
             Not Applicable.

ITEM 9     NOTICE OF DISSOLUTION:
             Not Applicable.

ITEM 10    CERTIFICATION:
             Not Applicable








                                 30 of 31

CUSIP NO. 983857103                 13G                 Page 31 of 31 Pages


SIGNATURE:

           After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: January 31, 1996



                           /s/ Leonard C. Blanding
                          ----------------------------------------------
                          Leonard C. Blanding


                           /s/ Lawrence E. Fleming
                          ----------------------------------------------
                          Lawrence E. Fleming


                           /s/ Rufus E. Teesdale
                          ----------------------------------------------
                          Rufus S. Teesdale


                           /s/ D. Ted Thompson
                          ----------------------------------------------
                          D. Ted Thompson


                           /s/ Quinten E. Ward
                          ----------------------------------------------
                          Quinten E. Ward




















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